Exhibit 4.10

Allen & Overy LLP

EIGHTH SUPPLEMENTAL INDENTURE

among

AEGON N.V.,

as issuer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as trustee

and

CITIBANK, N.A.,

as paying agent

dated as of January 31, 2012

to the Indenture among

AEGON N.V.,

AEGON FUNDING COMPANY LLC,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (as successor in interest to Citibank, N.A.),

as trustee

dated as of October 11, 2001

$500,000,000 principal amount of 8.00% Non-Cumulative Subordinated Notes due 2042

ii

	12.2	Further Issuances	17
	12.3	Ratification of Base Indenture; Eighth Supplemental Indenture Controls	17
	12.4	Trustee Not Responsible for Recitals	17
	12.5	Governing Law	17
	12.6	Severability	17
	12.7	Counterparts	17
	12.8	Paying Agent	18
13.	Definition of Officers’ Certificate, Company Request and Company Order Amended		18

Schedule

1.	Form of 8.00% Non-Cumulative Subordinated Notes due 2042		1

iii

EIGHTH SUPPLEMENTAL INDENTURE

EIGHTH SUPPLEMENTAL INDENTURE dated as of January 31, 2012 (the Eighth Supplemental Indenture)

AMONG:

(1)                               AEGON N.V., a Netherlands public company with limited liability (AEGON N.V. or the Company), having its principal executive office at AEGONplein 50, 2501 CB, The Hague, The Netherlands;

(2)                               THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States of America, as trustee (the Trustee) under the Indenture dated as of October 11, 2001 (the Base Indenture), among the Company, AEGON Funding Company LLC (AEGON Funding) and the Trustee (as successor in interest to Citibank, N.A.), as modified and supplemented by a supplemental indenture dated as of November 14, 2003, a second supplemental indenture dated as of June 1, 2005, a third supplemental indenture dated as of November 23, 2005, a fourth supplemental indenture dated as of December 12, 2005, a fifth supplemental indenture dated as of June 28, 2006, a sixth supplemental indenture dated as of September 21, 2007, a seventh supplemental indenture dated as of November 27, 2009 and as shall be further supplemented by this Eighth Supplemental Indenture (this Eighth Supplemental Indenture together with the Base Indenture, the Indenture); and

(3)                               CITIBANK, N.A., a national banking association, through its New York branch, which has agreed to act as Paying Agent hereunder.

WHEREAS:

(A)                           the Company, AEGON Funding and Citibank, N.A. executed and delivered the Base Indenture to provide for the future issuance by the Company of its Securities to be issued from time to time in one or more series as might be determined under the Base Indenture, in an unlimited aggregate principal amount, which may be authenticated and delivered as provided in the Base Indenture;

(B)                            the Trustee is the successor in interest to Citibank, N.A. under the Indenture pursuant to the terms of the Agreement of Resignation, Appointment and Acceptance dated as of August 21, 2007 by and among the Company, AEGON Funding Corp., the Trustee and Citibank, N.A.;

(C)                            Section 301 of the Base Indenture permits the terms of any series of Securities to be established pursuant to a Board Resolution or in one or more indentures supplemental to the Base Indenture;

(D)                           the Company desires to issue a series of Securities, the terms of which it deems appropriate to set out in this Eighth Supplemental Indenture;

(E)                             pursuant to the terms of the Base Indenture, the Company may issue Securities now and additional Securities of the same or different series at later dates under the Base Indenture, as established by the Company, and the Company desires to initially issue $500,000,000 aggregate principal amount of Securities, entitled the 8.00% Non-Cumulative Subordinated Notes due 2042 (the Subordinated Notes) plus up to an additional $75,000,000 if, and to the extent that, the underwriters of the Subordinated Notes elect to exercise their over-allotment option in whole or in part, the form and substance of such Subordinated Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture as supplemented by this Eighth Supplemental Indenture;

(F)                              pursuant to Section 301 of the Base Indenture, the Company desires to appoint Citibank, N.A., through its New York branch, to act as Paying Agent with respect to the Subordinated Notes;

(G)                            the Subordinated Notes shall be treated as a separate series of Securities in accordance with the terms of the Indenture and for all purposes under the Indenture; and

(H)                           the Company has duly authorized the execution and delivery of this Eighth Supplemental Indenture and requested that the Trustee execute and deliver this Eighth Supplemental Indenture, and all requirements necessary to make this Eighth Supplemental Indenture a valid and binding instrument in accordance with its terms have been done.

NOW THEREFORE, in consideration of the purchase and acceptance of the Subordinated Notes by the holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Subordinated Notes and the terms, provisions and conditions thereof, as well as for other purposes set forth herein, the parties hereto hereby agree as follows:

1.                                    DEFINITIONS

1.1                            Definitions of Terms

For all purposes of the Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)                               a term defined in the Base Indenture and not otherwise defined herein has the same meaning when used in this Eighth Supplemental Indenture;

(b)                               unless otherwise specified, a reference to a Section or Article is to a Section or Article of this Eighth Supplemental Indenture;

(c)                               headings are for convenience of reference only and do not affect interpretation; and

(d)                               the following terms have the meanings set forth below for purposes of this Eighth Supplemental Indenture and the Base Indenture as it relates to the series of Subordinated Notes issued hereunder.

Accrued Interest Payment means, at any time, the amount of interest (if any) that has continued to accrue after an Interest Payment Date in respect of the failure to make a payment when due on an Interest Payment Date.

Additional Amounts has the meaning specified in Section 11.1.

Base Indenture has the meaning specified in the Preamble.

Base Redemption Price means, in respect of any date fixed for redemption of the Subordinated Notes or the Scheduled Maturity Date, the aggregate principal amount of the Subordinated Notes, together with any accrued but unpaid Interest to such date fixed for redemption or the Scheduled Maturity Date that has not previously been cancelled in accordance with Section 2.4(d) or Section 2.4(e).

Business Day means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for general business in New York and Amsterdam.

Capital Adequacy Event means that the Company’s solvency margin, additional solvency margin or any other regulatory capital resources or levels, or any equivalent terminology employed by the then applicable Capital Adequacy Regulations, is/are below the capital adequacy requirements imposed upon the Company by its Supervisory Authority pursuant to the then applicable Capital Adequacy Regulations which, following the implementation of the Solvency II Directive, includes the Company’s “Solvency Capital Requirements” (as defined in the Solvency II Directive) or any equivalent terminology employed by the then applicable Capital Adequacy Regulations.

Capital Adequacy Regulations means the solvency margin, capital adequacy regulations or any other regulatory capital rules applicable to the Company from time to time pursuant to Dutch law and/or the laws of any other relevant jurisdiction and which set out the requirements to be satisfied by financial instruments to qualify as solvency margin or additional solvency margin or regulatory capital (or any equivalent terminology employed by the then applicable Capital Adequacy Regulations).

Capital Disqualification Event means that the Subordinated Notes cease to be capable of qualifying, in whole or (as a result of any transitional or grandfathering provisions) in part, under the then applicable Capital Adequacy Regulations for the purposes of determining the Company’s solvency margin, capital adequacy ratios or comparable margins or ratios, of the Group or any member thereof, or, where subdivided in tiers, as Tier 2 own funds, on a solo and/or consolidated basis, except where such nonqualification is only as a result of any applicable limitation on the amount of such capital.

Compliant Securities means securities issued directly or indirectly by the Company that:

(a)                               have terms which are not materially less favorable to the holders of the Subordinated Notes, from a financial point of view, than the terms of the Subordinated Notes (as reasonably determined by the Company, and provided that an Officers’ Certificate to such effect shall have been delivered to the Trustee prior to the issuance of the relevant securities), provided that such securities (i) contain terms such that they comply with the then current requirements of the Company’s Supervisory Authority in relation to Tier 2 capital, (ii) include terms which provide for at least the same interest rate from time to time applying to the Subordinated Notes, and (iii) rank at least pari passu with the Subordinated Notes; and

(b)                               if the Subordinated Notes which have been substituted or varied were listed immediately prior to their substitution or variation, are listed on (i) the New York Stock Exchange or (ii) such other internationally recognized stock exchange as selected by the Company.

Change in Law has the meaning set forth in Section 3.3(c).

Clearstream, Luxembourg means Clearstream Banking, société anonyme.

DTC means The Depository Trust Company.

Euroclear means Euroclear Bank S.A./N.V., as operator of the Euroclear System.

Exchange Act means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

Executive Board means the executive board of AEGON N.V.

Existing Capital Securities means three series of the Company’s perpetual capital securities in aggregate principal amounts of €950 million, $500 million and €200 million, respectively, issued under a trust deed dated July 15, 2004 between AEGON N.V., as issuer, and ATC Financial Services B.V., as trustee, together with five series of the Company’s perpetual capital securities in aggregate principal amounts of $1 billion, $500 million, $1,050 million, $250 million and $550 million, respectively, issued under the Base Indenture, as modified and supplemented from time to time in connection with the issuance of such securities.

Final Payment Date has the meaning set forth in Section 3.6(b).

Global Securities has the meaning set forth in the Base Indenture.

Group means AEGON N.V. and all of its consolidated subsidiaries and Undertakings, as reflected in the primary consolidated financial statements of AEGON N.V.

Indenture has the meaning specified in the Recitals.

Interest shall, where appropriate, include any Interest Amounts and/or Accrued Interest Payments.

Interest Amount means:

(a)                               in respect of an Interest Payment Date, the amount of interest payable on a Subordinated Note for the relevant Interest Period; and

(b)                               in the event of redemption due to a Tax Event or a Capital Disqualification Event or a payment on the Final Payment Date, any interest accrued in the period from (and including) the preceding Interest Payment Date (or, if none, the Issue Date) to (but excluding) the due date for such redemption or the Final Payment Date, and, if not an Interest Payment Date, as calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

Interest Payment means (a) in respect of an Interest Payment Date, the aggregate Interest Amount for the Interest Period ending on such Interest Payment Date and (b) in respect of a payment on any other date on which an Interest Amount is payable, the aggregate Interest Amount for the relevant period.

Interest Payment Date has the meaning specified in Section 2.4(c).

Interest Period has the meaning specified in Section 2.4(b).

Interest Rate has the meaning specified in Section 2.4(a).

Issue Date means January 31, 2012.

Junior Guarantee means any guarantee, indemnity or other contractual support arrangement entered into by the Company in respect of securities (regardless of name or designation) issued by one of the Company’s subsidiaries or Undertakings and ranking, in a Winding-Up or in respect of distributions or payment of dividends or any other payment thereon, after the Subordinated Notes.

Junior Securities means all classes of share capital, capital securities or any of the Company’s other securities which rank or are expressed to rank after the Subordinated Notes with respect to distributions on a return of assets in a Winding-Up or in respect of distributions or payment of dividends or any other payments thereon.

Mandatory Cancellation Condition means that, on the 20th Business Day preceding any Interest Payment Date, (a) the Company has determined that (i) the Company is not Solvent or (ii) payment of the Interest Payment (or part thereof) on such Interest Payment Date would result in the Company becoming not Solvent or (b) the Company is then subject to the Capital Adequacy Regulations and the Company has determined that (i) a Capital Adequacy Event has occurred and continues to exist or (ii) payment of the Interest Payment (or part thereof) on such Interest Payment Date would result in a Capital Adequacy Event occurring or continuing to exist.

Mandatory Postponement Condition means that, on the 10th Business Day preceding any date fixed for redemption of the Subordinated Notes or the Scheduled Maturity Date, as the case may be, (a) the Company has determined that (i) the Company is not Solvent or (ii) that payment of the Base Redemption Price on such date fixed for redemption or the Scheduled Maturity Date, as the case may be, would result in the Company becoming not Solvent or (b) the Company is then subject to the Capital Adequacy Regulations and the Company has determined that (i) a Capital Adequacy Event has occurred and continues to exist or (ii) payment of the Base Redemption Price on such date fixed for redemption or the Scheduled Maturity Date, as the case may be, would result in a Capital Adequacy Event occurring or continuing to exist.

Non-Payment Event has the meaning set forth in Section 4.1(a).

Parity Guarantee means any guarantee, indemnity or other contractual support arrangement the Company enters into with respect to securities (regardless of name or designation) issued by any of the Company’s subsidiaries or Undertakings that rank, or are expressed to rank, in a Winding-Up or in respect of distributions or payments thereon equally with the Subordinated Notes.

Parity Securities means the Company’s Perpetual Cumulative Subordinated Bonds and any of the Company’s securities that rank or are expressed to rank equally with the Subordinated Notes with respect to distributions on a return of assets in a Winding-Up or in respect of distribution or payment of any amounts thereunder by the Company.

Paying Agent means Citibank, N.A. as paying agent in relation to the Subordinated Notes, or its successor or successors for the time being appointed in accordance with the terms of the Indenture.

Perpetual Cumulative Subordinated Bonds means three series of the Company’s perpetual capital securities in aggregate principal amounts of €203 million, $114 million and €136 million, respectively, issued under a prospectus dated January 28, 1996, June 2, 1995 and October 9, 1996, respectively.

Person has the meaning set forth in the Base Indenture.

Regular Record Date means the February 1, May 1, August 1 or November 1 of each year, as the case may be, immediately preceding an Interest Payment Date.

Relevant Date means:

(a)                               in respect of any payment other than a Winding-Up Claim, the date on which such payment first becomes due and payable but, if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such date, the “Relevant Date” means the date on which such monies shall have been so received and notice to that effect shall have been given to the holders in accordance with Section 106 of the Base Indenture; and

(b)                               in respect of a Winding-Up Claim, the date which is one day prior to the commencement of a Winding-Up, or the date that is one day prior to the date of redemption of the Subordinated Notes, as applicable.

Securities has the meaning set forth in the Base Indenture.

Senior Creditors means all the present and future unsubordinated creditors of the Company.

Senior Debt means indebtedness of the Company held by one or more of its Senior Creditors as Senior Creditors.

Solvency II Directive means Directive 2009/138/EC of the European Union of November 25, 2009 and the implementing measures adopted by the European Commission thereunder.

Solvent means the Company is (a) able to pay its debts to Senior Creditors as they fall due and (b) the Company’s assets exceed its liabilities (other than its liabilities to Persons who are not Senior Creditors). For the purposes of this definition, “assets” refers to the Company’s non-consolidated gross assets and “liabilities” means its non-consolidated gross liabilities, in each case as shown on the Company’s then latest published audited balance sheet but adjusted for contingencies and for subsequent events in such manner and to such extent as the Executive Board, the Company’s auditors or, as the case may be, the Company’s liquidator may determine.

Subordinated Notes has the meaning specified in the Recitals.

Successor Jurisdiction has the meaning set forth in Section 11.1.

Supervisory Authority means De Nederlandsche Bank N.V., or such other governmental authority in the Netherlands (or any Successor Jurisdiction) having primary supervisory authority with respect to supplementary prudential aspects of AEGON N.V. in accordance with the relevant directives of the European Union applicable to AEGON N.V.

Tax Event has the meaning specified in Section 3.3(a).

Undertaking means a corporate body, partnership, limited partnership, cooperative or an incorporated association carrying on a trade or business with or without a view to profit in which the Company has a direct or indirect financial, commercial or contractual majority interest.

Winding-Up means a winding-up, bankruptcy or moratorium (vereffening na ontbinding, faillissement or surseance van betaling) of the Company.

Winding-Up Claim means, in a Winding-Up (other than in connection with a moratorium (surseance van betaling)), amounts in respect of the aggregate principal amount of the Subordinated Notes (whether or not yet due), together with any accrued but unpaid Interest that has not been cancelled in accordance with Section 2.4(d) or Section 2.4(e), which have not been satisfied on the date of a Winding-Up.

2.            GENERAL TERMS AND CONDITIONS OF THE SUBORDINATED NOTES

2.1         Designation and Principal Amount

The aggregate principal amount of Subordinated Notes which may be authenticated and delivered under this Indenture is unlimited.

2.2         Maturity

Unless otherwise redeemed or purchased and cancelled, but subject to the conditions set forth in Section 3.6, the principal amount of the Subordinated Notes shall be due and payable on February 15, 2042.

2.3         Form, Issuance, Registration and Exchange

The Subordinated Notes shall:

(a)          be issued as Securities in minimum denominations of $25 and integral multiples thereof represented by one or more Global Securities, and shall not be exchangeable for definitive Subordinated Notes except in the limited circumstances as provided in Section 12.1; and

(b)          be issued as Global Securities deposited with or on behalf of DTC or its nominee and registered in the name of Cede & Co., as nominee of DTC; provided, however, (i) such Global Securities may not be transferred except as a whole by DTC to a nominee or a successor to DTC, unless and until the Subordinated Notes are exchanged for definitive Subordinated Notes in the limited instances as provided in Section 12.1; (ii) beneficial interests in Global Securities shall be shown on, and transfers thereof shall be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg; and (iii) so long as DTC, or its nominee, is the holder of the Global Securities, it shall be considered the sole holder of the Global Securities for all purposes under the Indenture.

2.4         Payments

(a)          Interest Rate.

Subject to Section 2.4(d) and Section 2.4(e), the Subordinated Notes shall bear Interest for any full Interest Period at a fixed rate per annum on their outstanding principal amount equal to 8.00% (the Interest Rate). Interest shall be computed and paid on the basis of a 360-day year consisting of 12 months of 30 days each. If any Interest Payment Date, any redemption date, the Scheduled Maturity Date or the Final Payment Date of the Subordinated Notes falls on a day that is not a Business Day, the Company shall make any required payment on the next succeeding Business Day, and no additional Interest shall accrue in respect of the payment made on the next succeeding Business Day.

(b)          Interest Period.

Subject to the conditions contained in the Indenture (including the Company’s right or obligation to cancel Interest Payments pursuant to Section 2.4(d) and Section 2.4(e)), Interest accrues on the Subordinated Notes from the Issue Date until the full outstanding principal amount of the Subordinated Notes is paid or duly made available for final payment. Interest shall accrue from (and including) the immediately preceding Interest Payment Date or from (and including) the Issue Date, in the case of the first Interest Payment Date, to (but excluding) the next succeeding applicable Interest Payment Date (each, an Interest Period). The Company shall make Interest Payments through the Paying Agent to the Person in whose name a Subordinated Note is registered at the close of business on the Regular Record Date. Each Subordinated Note shall cease to bear Interest from the relevant date on which payment is due, unless, upon due presentation, payment of principal is improperly withheld or refused. In such event, each Subordinated Note shall continue to bear Interest at the Interest Rate as provided herein.

(c)          Interest Payment Dates.

Subject to Section 2.4(d) and Section 2.4(e), Interest shall be payable quarterly in arrears in equal payments for any full Interest Period on February 15, May 15, August 15 and November 15 of each year, commencing on May 15, 2012 (each such date an Interest Payment Date).

(d)          Mandatory Cancellation of Interest Payments

(i)            If, on the 20th Business Day preceding any Interest Payment Date, the Company is subject to a Mandatory Cancellation Condition, then, unless the Mandatory Cancellation Condition is waived by the Company’s Supervisory Authority, the Company shall cancel such Interest Payment by giving written notice of the Mandatory Cancellation Condition to the Trustee, the Paying Agent and the holders of Subordinated Notes not less than 10 Business Days prior to the relevant Interest Payment Date.

(ii)           Interest Payments cancelled pursuant to Section 2.4(d)(i) shall (A) not accumulate or be payable at any time thereafter, and holders of the Subordinated Notes shall have no right thereto, whether in a Winding-Up or otherwise and (B) be at the sole disposal of the Company.

(e)          Optionally Cancelled Payment

(i)            The Company has the option at any time and from time to time, in its sole discretion and for any reason, to cancel all or part of any Interest Payment that would in the absence of such election be due and payable on the relevant Interest Payment Date by giving written notice to the Trustee, the Paying Agent and the holders of Subordinated Notes not less than 10 Business Days prior to the relevant Interest Payment Date.

(ii)           Interest Payments cancelled pursuant to Section 2.4(e)(i) shall (A) not accumulate or be payable at any time thereafter, and holders of the Subordinated Notes shall have no right thereto, whether in a Winding-Up or otherwise and (B) be at the sole disposal of the Company.

(f)           Restrictions Following Cancellation of Interest Payments

If, on any Interest Payment Date, an Interest Payment scheduled to be made on such date is not paid in full, the Company shall not, and the Company’s Executive Board shall not, to the fullest extent permitted by applicable law, recommend to the Company’s shareholders, as applicable, and the Company and the Company’s Executive Board, as applicable, shall otherwise act to prevent:

(i)            The declaration or payment of any distribution or dividend (other than a distribution or dividend declared by our Executive Board before the Company gives notice that payment of such Interest Payment is not to be paid in full) or the making of any other payment (including any interest payment) on, and shall procure that no distribution or dividend or other payment is made on, any Junior Securities or Junior Guarantees; or

(ii)           the redemption, purchase, cancellation, reduction or acquisition in any other way of any Junior Securities or Junior Guarantees,

in each case unless or until the earlier of: (x) an Interest Payment scheduled to be made on any subsequent Interest Payment Date has been paid in full (i) to the holders of the Subordinated Notes or (ii) to a designated third party trust account for the benefit of the holders of the Subordinated Notes pending payment by the Paying Agent to the holders of the Subordinated Notes on such subsequent Interest Payment Date, or (y) the redemption or purchase and cancellation of the Subordinated Notes in full; provided that this Section 2.4(f) shall not apply to interest payments on any Existing Capital Securities outstanding on the date of the Indenture that are mandatory in accordance with the terms and conditions of such capital securities.

(g)          Set-Off

By purchasing Subordinated Notes, the holders of Subordinated Notes and the Trustee shall be deemed to have waived any right of set off, counterclaim or combination of accounts with respect to the Subordinated Notes or the Indenture (or between the Company’s obligations regarding the Subordinated Notes and any liability owed by a holder of Subordinated Notes or the Trustee to the Company) that the holders of Subordinated Notes or the Trustee might otherwise have against the Company. Each holder of Subordinated Notes shall, by virtue of holding any Subordinated Note, be deemed to have waived all such rights of set-off.

3.            REDEMPTION, CONVERSION, SUBSTITUTION, VARIATION AND PURCHASES

3.1         General

Any redemption made in accordance with this Article 3 shall be made in accordance with Section 1102, Section 1104 and Section 1105 of the Base Indenture.

3.2         Optional Redemption

Subject to Section 3.6 and subject to the Company first obtaining any required consent of its Supervisory Authority, the Company may, by giving notice in accordance with Section 3.5, redeem the Subordinated Notes in whole (but not in part) at its option, on August 15, 2017, or on any Interest Payment Date thereafter at the Base Redemption Price.

3.3         Redemption for Tax Reasons

(a)          Subject to Section 3.6 and subject to the Company first obtaining any required consent of its Supervisory Authority, the Company may, by giving notice in accordance with Section 3.5, redeem in whole (but not in part) the Subordinated Notes at their Base Redemption Price if a

Tax Event occurs. A Tax Event shall occur if the Company determines that immediately prior to the giving of the notice of redemption pursuant to Section 3.5, that on the next Interest Payment Date any of the following is true or would be true, in each case as a result of a Change in Law:

(i)            the Company would, for reasons outside its control, be unable to make the Interest Payment on such Interest Payment Date without being required to pay Additional Amounts, and the Company cannot avoid the requirement or circumstance by taking reasonable measures available to it;

(ii)           payments of amounts in respect of Interest on the Subordinated Notes would be treated as “distributions” within the meaning of Section II of the Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965, or such other provision as may from time to time supersede or replace Section II of the Dividend Withholding Tax Act 1965 for the purposes of such definition), and the Company cannot avoid the requirement or circumstance by taking such measures as it (acting in good faith) deems appropriate; or

(iii)          there is more than an insubstantial risk that the Company will not obtain substantially full relief for the purposes of Dutch corporation tax for any payment of Interest, and the Company cannot avoid this risk by taking such measures as it (acting in good faith) deems appropriate.

(b)          In the case of redemption upon the occurrence of a Tax Event, the Company shall, before it gives a notice of redemption pursuant to Section 3.5, deliver to the Trustee a written legal opinion of independent Dutch counsel (or independent counsel in a Successor Jurisdiction, if applicable) of recognized standing, selected by the Company, in a form satisfactory to the Trustee, confirming that the Company is entitled under the terms of this Section 3.3 to exercise its right of redemption. The Trustee shall accept such opinion as sufficient evidence of the conditions set out in Section 3.3(a), which shall be conclusive and binding on the holders of Subordinated Notes.

(c)          Change in Law means any change or amendment to the laws of the Netherlands, or any change in the application of official or generally published interpretation of such laws, or any interpretation or pronouncement by any relevant tax authority that provides for a position with respect to such law or regulations that differs from the previously generally accepted position in relation to similar transactions or which differs from any specific written confirmation given by a tax authority in respect of the Subordinated Notes, which change or amendment becomes effective, or is enacted by Act of Parliament or made by Statutory Instrument, on or after January 24, 2012, provided that if Additional Amounts are payable on account of taxes imposed by a Successor Jurisdiction, a Tax Event shall not have occurred unless such Additional Amounts are required to be paid as a result of a change in law affecting taxation in such Successor Jurisdiction occurring on or after the date that such jurisdiction becomes a Successor Jurisdiction.

(d)          Section 1109 of the Base Indenture shall not apply to the Subordinated Notes.

3.4         Redemption, Conversion, Substitution, Exchange or Variation for Regulatory Reasons

If a Capital Disqualification Event occurs, the Company may:

(a)          subject to Section 3.6 and subject to the Company first obtaining any required consent of its Supervisory Authority, by giving notice in accordance with Section 3.5, redeem the Subordinated Notes in whole (but not in part) at their Base Redemption Price; or

(b)          subject to compliance with applicable regulatory and legal requirements, elect, at any time, and without the consent of the holders of the Subordinated Notes, to convert, substitute or exchange the Subordinated Notes in whole (but not in part) for Compliant Securities, or vary the terms of the Subordinated Notes, such that the Subordinated Notes, after giving effect to such variation, become or do not cease to be Compliant Securities; provided that any conversion, substitution, exchange or variation of the Subordinated Notes shall be (x) made after notice is given to the holders of the Subordinated Notes, the Paying Agent and the Trustee not less than 30 days nor more than 60 days prior to the date fixed for conversion, substitution, exchange or variation, as applicable, and (y) subject to the Company first obtaining the required consent of its Supervisory Authority.

Prior to the publication of any notice of conversion, substitution, exchange or variation pursuant to Section 3.4(b), the Company shall first deliver to the Trustee an Officers’ Certificate, certifying that the securities to be offered on conversion, in substitution or in exchange for the Subordinated Notes or the terms of the Subordinated Notes as so varied are not materially less favorable to the holders of the Subordinated Notes, from a financial point of view (as reasonably determined by the Company).

3.5         Notice of Redemption

In the event of redemption pursuant to Section 3.2, Section 3.3 or Section 3.4(a), the Company shall give written notice to the Trustee, the Paying Agent and holders of the Subordinated Notes not less than 30 nor more than 60 days prior to the date fixed for redemption. Subject to the provisions of Section 3.6, any notice of redemption is irrevocable and must be given in accordance with Sections 1102 and 1104 of the Base Indenture. If the Base Redemption Price in respect of any of the Subordinated Notes is improperly withheld or refused and is not paid by the Company, any Interest Payments otherwise payable on the Subordinated Notes shall continue to be payable until the Base Redemption Price is actually paid, subject to Section 2.4(d) and Section 2.4(e).

3.6         Postponement of Redemption and Payment at Maturity

(a)          If, on the 10th Business Day preceding any date fixed for redemption of the Subordinated Notes or the Scheduled Maturity Date, as the case may be, the Company is subject to a Mandatory Postponement Condition, then, unless the Mandatory Postponement Condition is waived by the Company’s Supervisory Authority, such date fixed for redemption or the Scheduled Maturity Date (as the case may be), and payment of the Base Redemption Price thereon, shall be postponed and written notice of the Mandatory Postponement Condition shall be given to the Trustee and the Paying Agent. The payment of the Base Redemption Price which has been postponed pursuant to this Section 3.6(a) shall become due and payable, and further written notice shall be given to the Trustee and the Paying Agent, on the Final Payment Date.

(b)          Final Payment Date means the date falling 10 Business Days after the date on which the Company determines that (i) the Company is Solvent and that payment of the Base Redemption Price on such Final Payment Date would not result in the Company becoming not Solvent and (ii) a Capital Adequacy Event has not occurred or, if it has occurred, does not continue to exist or that payment of the Base Redemption Price on such Final Payment Date would not result in a

Capital Adequacy Event occurring or continuing to exist or (iii) the Mandatory Postponement Condition has been waived by the Company’s Supervisory Authority.

3.7         Purchases

Subject to the Company first obtaining any required consent of its Supervisory Authority, the Company may purchase on the open market at any time Subordinated Notes in any manner and at any price. Purchased Subordinated Notes may be held, resold or, at the Company’s option, cancelled, as provided in Section 3.8.

3.8         Cancellation

Cancellation of any Subordinated Notes so redeemed or purchased by the Company shall be effected by reducing the principal amount of the Global Securities, and any Subordinated Notes so cancelled may not be reissued or resold and the Company’s obligations in respect of any such cancelled Subordinated Notes shall be discharged.

4.            REMEDIES

4.1         Non-Payment When Due; Limitation of Remedies

(a)          A Non-Payment Event shall occur with respect to the Subordinated Notes only if the Company does not elect to cancel an Interest Payment, is not obliged to cancel an Interest Payment or is not required to postpone the payment of the Base Redemption Price and nevertheless fails to pay or set aside for payment the amount due to satisfy, when due, any such Interest Payment or payment of the Base Redemption Price, and such failure continues for 14 days.

(b)          If a Non-Payment Event occurs and is continuing with respect to the Subordinated Notes, the Trustee may pursue all legal remedies available to it, including the commencement of a judicial proceeding in the Netherlands (but not elsewhere) for the collection of the sums due and unpaid or a Winding-Up, subject to the limitations that may exist under the law of the Netherlands in bankruptcy or insolvency proceedings, but the Trustee may not, in the case of a Non-Payment Event in respect of an Interest Payment, declare the principal amount of any outstanding Subordinated Note to be due and payable.

(c)          Subject to the provisions of this Section 4.1, and without prejudice to Sections 504 and 505 of the Base Indenture, the Trustee may at its discretion and without further notice institute such proceedings against the Company as it may think fit to enforce any term or condition binding on the Company under this Indenture and the Subordinated Notes (other than for the payment of any principal or satisfaction of any Interest Payments in respect of the Subordinated Notes); provided that the Company shall not by virtue of the institution of any such proceedings be obligated to pay any sum or sums, in cash or otherwise, sooner than it would otherwise have been obligated to pay.

(d)          The Trustee shall not be bound to take any of the foregoing actions against the Company to enforce the terms of this Indenture or the Subordinated Notes unless (i) it shall have been so requested by an extraordinary resolution or in writing by the holders of at least 25% in principal amount of the Subordinated Notes then outstanding and (ii) it shall have been offered reasonable security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

(e)          Notwithstanding the foregoing, in accordance with Section 508 of the Base Indenture, holders of the Subordinated Notes have the absolute and unconditional right to institute suit for the enforcement of any Interest Payment that the Company does not timely elect to cancel or is not obliged to cancel, or any payment of the Base Redemption Price that the Company is not required to postpone, and such right may not be impaired without the consent of the holder of the Subordinated Notes.

(f)           Without prejudice to Sections 504 and 505 of the Base Indenture, the Trustee is and shall be fully authorized by each and any holder of record of a Subordinated Note to commence proceedings for a Winding-Up in the Netherlands.

(g)          Sections 501, 502 and 503 of the Base Indenture shall not apply with respect to the Subordinated Notes.

5.            SUBORDINATION

5.1         Agreement to Subordinate

The Company covenants and agrees, and each holder of Subordinated Notes issued hereunder, by such holder’s acceptance thereof, likewise covenants and agrees, that the Subordinated Notes issued hereunder (i)(A) shall rank pari passu with respect to each other, (B) shall rank pari passu with other Parity Securities, Parity Guarantees and other debt obligations expressed to be similarly subordinated as and, accordingly, ranking pari passu with, the Subordinated Notes, such other Parity Guarantees and Parity Securities, (ii) are and shall be subordinated (achtergesteld), and accordingly be subject in right of payment to prior payment in full upon liquidation, moratorium of payments or bankruptcy of the Company, to the claims of Senior Creditors, present and future, and (iii) shall rank in priority to any Junior Securities and Junior Guarantees.

5.2         Section 1402 of the Base Indenture

With respect to the Subordinated Notes, the provisions of Section 5.1 replace in their entirety Section 1402 of the Base Indenture. In addition, with respect to the Subordinated Notes, Section 1403 through Section 1416 of Article Fourteen of the Base Indenture is hereby amended by replacing the term “Senior Debt” as used in such sections with the term “Senior Debt” as defined in this Eighth Supplemental Indenture.

6.            COVENANTS OF THE COMPANY

6.1         Listing

The Company shall use reasonable efforts to maintain the listing of the Subordinated Notes on the stock exchange on which they were listed on or about the Issue Date or, if it is unable to do so having used such efforts or if the maintenance of any such listing is agreed by the Trustee to be unduly burdensome, use all reasonable efforts to obtain and maintain a quotation or listing of Subordinated Notes on such other stock exchange or exchanges or securities market or markets as the Company may (with the prior written approval of the Trustee) decide so that the Subordinated Notes are listed on at least one stock exchange or securities market.

6.2         Officers’ Certificate on Cancellation or Postponement

If the Company elects to or is obliged to cancel any Interest Payment in accordance with Section 2.4(d) or Section 2.4(e) or is obliged to postpone payment of the Base Redemption Price in accordance with Section 3.6, it shall deliver to the Trustee and the Paying Agent, no later than ten (10) Business Days preceding the relevant Interest Payment Date, an Officers’ Certificate, certifying that it is obliged to cancel the Interest Payment pursuant to Section 2.4(d), has elected to cancel the Interest Payment pursuant to Section 2.4(e) or is obliged to postpone payment of the Base Redemption Price pursuant to Section 3.6, as applicable.

7.            FORM OF SUBORDINATED NOTES

7.1         Form of Subordinated Notes

The Subordinated Notes shall be substantially in the form of Schedule 1 hereto. Schedule 1 hereto is hereby incorporated into and expressly made a part of this Eighth Supplemental Indenture.

8.            ORIGINAL ISSUE OF SUBORDINATED NOTES

8.1         Original Issue of Subordinated Notes

Subordinated Notes in the initial aggregate principal amount of up to $500,000,000 may, upon execution of this Eighth Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver such Subordinated Notes to or upon the written order of the Company, in accordance with Section 303 of the Base Indenture.

There is no limit on the amount of Subordinated Notes which may be issued pursuant to this Eighth Supplemental Indenture.

9.            WINDING UP

9.1         Winding Up

If at any time an order is made, or an effective resolution is passed, for a Winding-Up (except in any such case a solvent Winding-Up solely for the purpose of a reconstruction, amalgamation or the substitution of a successor in business, the terms of which reconstruction, amalgamation or substitution (a) have previously been approved in writing by the Trustee or by an extraordinary resolution of the Company’s shareholders and (b) do not provide that the Subordinated Notes shall thereby become payable), holders of the Subordinated Notes shall, in respect of each Subordinated Note held, be entitled to a Winding-Up Claim, which Winding-Up Claim shall rank for payment in accordance with Section 5.1.

10.         SATISFACTION AND DISCHARGE

10.1       Satisfaction and Discharge

The Company covenants and agrees, and each holder of Subordinated Notes issued hereunder, by such holder’s acceptance thereof, likewise covenants and agrees, that all Subordinated Notes shall be issued as Securities subject to the provisions of Article 4 of the Base Indenture.

11.         TAXATION; ADDITIONAL AMOUNTS

11.1       General

Any amounts to be paid by the Company on the Subordinated Notes (including principal, Interest Amounts, Accrued Interest Payments and payments in respect of a Winding-Up) shall be made without withholding of or deduction for any present or future taxes, duties, assessments or other charges imposed by the government of the Netherlands or the government of a jurisdiction in which a successor to the Company is organized (a Successor Jurisdiction), unless the withholding or deduction of such taxes, duties, assessments or charges is required by law. In that event, subject to the Company first obtaining any required consent of its Supervisory Authority, and subject to Section 2.4(d), Section 2.4(e) and Section 3.6, the Company shall pay such additional amounts (Additional Amounts), as may be necessary in order that the net amounts received by holders of Subordinated Notes after such withholding or deduction equal the respective amounts of principal and interest which would have been received in respect of the Subordinated Notes in the absence of such withholding or deduction, except that no such Additional Amounts shall be payable in relation to any payment with respect to any Subordinated Notes:

(a)          to, or to a third party on behalf of, a holder of the Subordinated Notes who is liable to such taxes, duties, assessments or governmental charges in respect of such Subordinated Notes by reason of such holder having some connection with the Netherlands or a Successor Jurisdiction, as applicable, other than the mere holding of such Subordinated Notes;

(b)          to, or to a third party on behalf of, a holder of the Subordinated Notes, if such withholding or deduction may be avoided by complying with any statutory requirement or by making a declaration of non-residence or other similar claim for exemption to the relevant tax authority if, following a request to do so, such holder or third party fails to comply with such requirement;

(c)          to, or to a third party on behalf of, a holder of the Subordinated Notes, that is a partnership, or a holder of the Subordinated Notes that is not the sole beneficial owner of the Subordinated Notes or which holds the Subordinated Notes in a fiduciary capacity, to the extent that any of the members of the partnership, the beneficial owner or the settler or beneficiary with respect to the fiduciary would not have been entitled to the payment of an Additional Amount had each of the members of the partnership, the beneficial owner, settler or beneficiary (as the case may be) received directly his beneficial or distributive share of the payment;

(d)          presented for payment (where presentation is required) more than 30 days after the Relevant Date except to the extent that the holder of the Subordinated Notes would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such period of 30 days; or

(e)          where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Union Council Directive of June 3, 2003 on the taxation of savings income, implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to such Directive, or similar measures adopted by a number of third countries and territories.

References herein to principal, Interest Amounts and/or Accrued Interest Payments shall be deemed to include any Additional Amounts that may become payable pursuant to the terms of this Indenture.

11.2       Section 1006 of the Base Indenture

The provisions of Section 1006 of the Base Indenture are hereby replaced by Section 11.1 hereof and shall not apply with respect to the Subordinated Notes.

12.         MISCELLANEOUS

12.1       Issuance of Definitive Subordinated Notes

(a)          So long as DTC holds the Global Securities, the Global Securities shall not be exchangeable for definitive Subordinated Notes unless: (i) DTC notifies the Trustee that it is unwilling or unable to continue to hold the book-entry Subordinated Notes, or DTC ceases to be a clearing agency registered under the Exchange Act and the Trustee does not appoint a successor to DTC which is registered under the Exchange Act within 120 days; (ii) a Non-Payment Event has occurred and is continuing; (iii) in the event of a Winding-Up, it fails to make a payment in respect of the Subordinated Notes when due; or (iv) at any time following a determination by the Company in its sole discretion that the Global Securities representing the Subordinated Notes should be exchanged for definitive Subordinated Notes in registered form.

(b)          Each Person having an ownership or other interest in the Subordinated Notes must rely exclusively on the rules and procedures of DTC or any participant therein, as the case may be, and any agreement with any participant of DTC or any participant therein, as the case may be, or any other securities intermediary through which that Person holds its interest to receive or direct the delivery of possession of any definitive Subordinated Notes.

(c)          Any definitive Subordinated Notes shall be issued in registered form only in denominations of $25 and any integral multiples thereof and shall be substantially in the form of the Global Security included as Schedule 1 hereto with such insertions, omissions, substitutions and other variations as appropriate for definitive Subordinated Notes as evidenced by the execution of such securities. To the extent permitted by law, the Company and the Trustee are entitled to treat the Person in whose name any definitive Subordinated Note is registered as its absolute owner.

(d)          Payments in respect of definitive Subordinated Notes shall be made to the Person in whose name the definitive Subordinated Notes are registered as it appears in the register. Payments shall be made in respect of the Subordinated Notes by transfer to the holder’s account in New York. Definitive Subordinated Notes must be presented to the Paying Agent for redemption.

(e)          If the Company issues definitive Subordinated Notes in exchange for Global Securities, DTC, as holder of the Global Securities, shall surrender the Global Securities against receipt of the definitive Subordinated Notes, cancel the book-entry securities of that series and distribute the definitive Subordinated Notes of that series to the Person in the amounts that DTC determines.

(f)           If definitive Subordinated Notes are issued in the limited circumstances as set forth above, such definitive Subordinated Notes may be transferred in whole or in part in denominations of any whole number of Subordinated Notes upon surrender of the definitive Subordinated Notes certificates together with the form of transfer endorsed on it, duly completed and executed at the specified office of the Trustee. If only part of a Subordinated Notes certificate is transferred, a new Subordinated Notes certificate representing the balance not transferred shall be issued to the transferor.

12.2       Further Issuances

The Company may from time to time, without the consent of the holders of the Subordinated Notes, create and issue further subordinated notes ranking equally in all respects (or in all respects save for the date from which interest thereon accrues and the amount of the first payment of interest on such further subordinated notes) and such that the further issuance of subordinated notes shall be consolidated and form a single series with the outstanding Subordinated Notes; provided that any further subordinated notes that are not fungible with the Subordinated Notes for U.S. federal income tax purposes shall have a unique CUSIP and any other identifying number assigned to such further subordinated notes. Any further issuance of subordinated notes shall be issued pursuant to an additional supplemental indenture.

12.3       Ratification of Base Indenture; Eighth Supplemental Indenture Controls

The Base Indenture, as supplemented by this Eighth Supplemental Indenture, is in all respects ratified and confirmed. This Eighth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. The provisions of this Eighth Supplemental Indenture shall supersede the provisions of the Base Indenture to the extent the Base Indenture is inconsistent herewith with respect to the Subordinated Notes and any other Subordinated Notes issued hereunder.

12.4       Trustee Not Responsible for Recitals

The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the accuracy thereof. The Trustee makes no representation as to the validity or sufficiency of this Eighth Supplemental Indenture or the Subordinated Notes. The Trustee shall not be accountable for the use or application by the Company of the Subordinated Notes or the proceeds thereof.

12.5       Governing Law

This Eighth Supplemental Indenture and each Subordinated Note shall be governed by and construed in accordance with the laws of the State of New York, except for any provision of Article 5 and Article 9 relating to subordination, which provisions shall be governed by and construed in accordance with the laws of the Netherlands.

12.6       Severability

If any provision in the Indenture or in the Subordinated Notes is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.7       Counterparts

The parties may sign any number of copies of this Eighth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Any signed copy shall be sufficient proof of this Eighth Supplemental Indenture.

12.8                    Paying Agent

The parties agree that Citibank, N.A., as Paying Agent, shall be entitled to the benefit of all the rights, protections, privileges and immunities, as applicable, contained in the Indenture with respect to the Trustee, as if set forth herein.

13.                            DEFINITION OF OFFICERS’ CERTIFICATE, COMPANY REQUEST AND COMPANY ORDER AMENDED

With regard to the Subordinated Notes only, the definition of “Officers’ Certificate” in Section 101 of the Base Indenture is hereby amended by deleting the first occurrence of the word “and” from the second line of the first sentence of the definition and replacing it with the word “or.”

With regard to the Subordinated Notes only, the definitions of “Company Request” and “Company Order” in Section 101 of the Base Indenture are hereby amended by deleting the first occurrence of the word “and” from the third line of the definition and replacing it with the word “or.”

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed as of the day and year first above written.

AEGON N.V.
as Issuer

By:	/s/ C.M. van Katwijk
Name: C.M. van Katwijk
Title: Executive Vice President

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

By:	/s/ Linda Garcia
Name: Linda Garcia
Title: Vice President

CITIBANK, N.A.
as Paying Agent

By:	/s/ Louis Piscitelli
Name: Louis Piscitelli
Title: Vice President

SCHEDULE 1

FORM OF 8.00% NON-CUMULATIVE SUBORDINATED NOTES DUE 2042

[Face of Note]

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A REGISTERED SECURITY, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

The rights of the holders of the Subordinated Notes are, to the extent and in the manner set forth in Article 14 of the Base Indenture and Article 5 of the Eighth Supplemental Indenture, subordinated to Senior Debt, and this Note is issued subject to the provisions of Article 14 of the Base Indenture and Article 5 of the Eighth Supplemental Indenture, and the holder of this Note, by accepting the same, agrees to and shall be bound by such provisions. The terms of this paragraph are governed by, and shall be construed in accordance with, the laws of the Netherlands.

AEGON N.V.

8.00% Non-Cumulative Subordinated Notes due 2042

No. [ ]
CUSIP No.:	007924 608
ISIN No.:	US0079246080

AEGON N.V., a limited liability public company duly organized and existing under the laws of the Netherlands (herein called the Company, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of [•] MILLION U.S. DOLLARS ($[•]) on February 15, 2042, unless otherwise redeemed or purchased and cancelled in accordance with the Indenture, subject to the Company’s obligation to postpone such repayment, and to pay Interest thereon, subject to the Company’s right or obligation to cancel Interest Payments in accordance with the Indenture, from (and including) an Interest Payment Date (or the Issue Date, in respect of the first Interest Payment Date, to (but excluding) the immediately following Interest Payment Date, quarterly in arrears on February 15, May 15, August 15 and November 15 in each year, commencing on May 15, 2012, and at such other times as are set forth in the Indenture at the rate of 8.00% per annum, until the principal hereof is paid or made available for payment. The Interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such Interest, which shall be the February 1, May 1, August 1 or November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. If Interest is required to be calculated for any period less than a year, it shall be calculated based on a 360-day year consisting of twelve 30-day months. If any Interest Payment Date, any redemption date, the Scheduled Maturity Date or the Final Payment Date of the Subordinated Notes falls on a day that is not a Business Day, the Company shall make the required payment on the next succeeding Business Day, and no additional Interest shall accrue in respect of the payment made on that next succeeding Business Day.

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Subject to the immediately following paragraph, if applicable, any payment in respect of this Note which is payable, and is paid or duly provided for, on any Interest Payment Date or on any date on which the Company makes any payment (including any payment of Additional Amounts in accordance with Article 11 of the Eighth Supplemental Indenture) shall be paid in U.S. dollars to the registered holder, including through a Paying Agent by wire-transfer of same-day funds to the holder or, at the option of the Company, by check mailed to the address of the holder as it appears in the Company’s Security Register. For so long as this Note is held in global form, all payments shall be made in U.S. dollars by wire-transfer of same-day funds.

The Company may under certain circumstances, and in accordance with the Indenture, cancel all or part of any Interest Payment that would in the absence of such election be scheduled to be made on the relevant Interest Payment Date. Any Interest on this Note which is not paid or duly provided for on any applicable Interest Payment Date shall not accumulate or be payable at any time thereafter, and holders shall have no right to receive such Interest at any time, whether in a Winding-Up or otherwise.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

AEGON N.V.

By:
Name:
Title:

Attest:

This is one of the Subordinated Notes of the series designated herein and referred to in the Eighth Supplemental Indenture.

Dated:   January 31, 2012

The Bank of New York Mellon Trust Company, N.A.
as Trustee

By:
Authorized Signatory

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[Reverse of Note]

This Note is one of a duly authorized issue of Securities of the Company (herein called the Subordinated Notes), issued and to be issued in one or more series under an indenture, dated as of October 11, 2001 (the Base Indenture), between the Company, AEGON Funding Company LLC and The Bank of New York Mellon Trust Company, N.A., as Trustee and successor in interest to Citibank, N.A. (herein called the Trustee, which term includes any successor trustee under the Indenture), as the same has been supplemented and amended from time to time, and as shall be further supplemented and amended by an eighth supplemental indenture dated January 31, 2012 (herein called the Eighth Supplemental Indenture and together with the Base Indenture, the Indenture) and reference is hereby made to the Indenture for a statement of the terms of the Subordinated Notes and the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Debt and the holders of the Subordinated Notes and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered. The Subordinated Notes are subject to all such terms. This Note is one of the series designated on the face hereof and there is no limitation on the amount of Subordinated Notes of such series which may be issued. Terms not defined in this Note shall have the meaning assigned to such terms in the Indenture.

All payments on this Note shall be conditional upon, (a) in the case of any Interest Payment, the Company not being subject to the Mandatory Cancellation Condition and (b) in the case of payment of the Base Redemption Price on any date fixed for redemption or the Scheduled Maturity Date, as the case may be, the Company not being subject to the Mandatory Postponement Condition, unless the Mandatory Cancellation Condition or the Mandatory Postponement Condition, as applicable, has been waived by the Company’s Supervisory Authority.

Mandatory Cancellation Condition means that, on the 20th Business Day preceding any Interest Payment Date, (a) the Company has determined that (i) the Company is not Solvent or (ii) payment of the Interest Payment (or part thereof) on such Interest Payment Date would result in the Company becoming not Solvent or (b) the Company is then subject to the Capital Adequacy Regulations and the Company has determined that (i) a Capital Adequacy Event has occurred and continues to exist or (ii) payment of the Interest Payment (or part thereof) on such Interest Payment Date would result in a Capital Adequacy Event occurring or continuing to exist.

Mandatory Postponement Condition means that, on the 10th Business Day preceding any date fixed for redemption of the Subordinated Notes or the Scheduled Maturity Date, as the case may be, (a) the Company has determined that (i) the Company is not Solvent or (ii) that payment of the Base Redemption Price on such date fixed for redemption or the Scheduled Maturity Date, as the case may be, would result in the Company becoming not Solvent or (b) the Company is then subject to the Capital Adequacy Regulations and the Company has determined that (i) a Capital Adequacy Event has occurred and continues to exist or (ii) payment of the Base Redemption Price on such date fixed for redemption or the Scheduled Maturity Date, as the case may be, would result in a Capital Adequacy Event occurring or continuing to exist.

The Subordinated Notes shall constitute direct, unsecured subordinated Securities of the Company, subject to the subordination provisions described herein and in the Indenture, and shall rank pari passu with respect to each other and any other Parity Securities or Parity Guarantees and in priority to any Junior Securities or Junior Guarantees.

If a Non-Payment Event occurs and is continuing with respect to the Subordinated Notes, the Trustee may pursue all legal remedies available to it, including the commencement of a judicial proceeding in the Netherlands (but not elsewhere) for the collection of the sums due and unpaid or a Winding-Up, subject to the

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limitations that may exist under the law of the Netherlands in bankruptcy or insolvency proceedings, but the Trustee may not, in the case of a Non-Payment Event in respect of an Interest Payment, declare the principal amount of any outstanding Subordinated Note to be due and payable.

Any amounts paid by the Company on the Subordinated Notes (including principal, Interest Amounts, Accrued Interest Payments and payments in respect of a Winding-Up) shall be made without withholding of or deduction for any present or future taxes, duties, assessments or other charges imposed by the government of the Netherlands or the government of a jurisdiction in which a successor to the Company is organized (a Successor Jurisdiction), unless the withholding or deduction of such taxes, duties, assessments or charges is required by law. In that event, subject to the Company first obtaining any required consent of its Supervisory Authority, and subject to the Company’s right to elect to cancel or any obligation to cancel any Interest Payment or any obligation to postpone payment of the Base Redemption Price, subject to the exceptions and limitations set forth in Article 11 of the Eighth Supplemental Indenture, the Company shall pay such additional amounts (Additional Amounts) as may be necessary in order that the net amounts received by holders of the Subordinated Notes after such withholding or deduction equal the respective amounts of principal and Interest which would have been received in respect of the Subordinated Notes in the absence of such withholding or deduction.

References herein to principal, Interest Amounts and/or Accrued Interest Payments shall be deemed to include any Additional Amounts that may become payable pursuant to the terms of this Indenture.

Except as provided in the Eighth Supplemental Indenture, the Subordinated Notes are not redeemable at the option of the Company prior to August 15, 2017.

Subject to the provisions of the Eighth Supplemental Indenture, the Subordinated Notes may be redeemed in whole (but not in part), at the option of the Company and without the consent of the holders of the Subordinated Notes or the Trustee, at the Base Redemption Price: (i) on August 15, 2017, or on any Interest Payment Date thereafter, (ii) upon the occurrence of a Tax Event, provided that the Company shall have already delivered to the Trustee a written legal opinion of independent Dutch counsel (or independent counsel in a Successor Jurisdiction, if applicable) of recognized standing, selected by the Company, in a form satisfactory to the Trustee, confirming that the Company is entitled under the terms of Section 3.3 of the Eighth Supplemental Indenture to exercise such right of redemption, and (iii) in the case of a Capital Disqualification Event as described below.

If a Capital Disqualification Event occurs, the Company may, (i) subject to the provisions set forth in the Indenture, and subject to the Company first obtaining any required consent of its Supervisory Authority, redeem the Subordinated Notes in whole (but not in part) at their Base Redemption Price; or (ii) subject to compliance with applicable regulatory and legal requirements, elect, at any time and without the consent of the holders of the Subordinated Notes, to convert, substitute or exchange the Subordinated Notes in whole (but not in part), for Compliant Securities, or vary the terms of the Subordinated Notes, such that the Subordinated Notes, after giving effect to such variation, become or do not cease to be Compliant Securities; provided that any conversion, substitution, exchange or variation of the Subordinated Notes shall be (x) made after notice is given to the holders of the Subordinated Notes, the Paying Agent and the Trustee not less than 30 days nor more than 60 days prior to the date fixed for conversion, substitution, exchange or variation, as applicable, and (y) subject to the Company first obtaining the required consent of its Supervisory Authority.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all claims of Senior Creditors, present and future, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each holder of this Note, by accepting the same, (i) agrees to and shall be bound by such provisions; (ii) authorizes and directs the Trustee on his or her

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behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided; and (iii) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Debt, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the holders of the Subordinated Notes of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the holders of a majority in principal amount of the Subordinated Notes at the time outstanding of each series to be affected. The Indenture also contains provisions permitting the holders of a majority in principal amount of the Subordinated Notes of each series at the time outstanding, on behalf of the holders of all Subordinated Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the holder hereof or his attorney duly authorized in writing, and thereupon one or more new Subordinated Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The Subordinated Notes of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Subordinated Notes of this series shall be represented by a Global Security.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Note is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Section 305 thereof on transfers and exchanges of Global Securities.

This Note and the Indenture shall be governed by and construed in accordance with the laws of the State of New York except for the subordination provisions contained herein and in the Indenture, which shall be governed by and construed in accordance with the laws of the Netherlands.

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All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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